Exhibit 10.3

LYONDELLBASELL EXECUTIVE SEVERANCE PLAN

Amended and Restated, Effective as of December 13, 2021

LyondellBasell Executive Severance Plan

LYONDELLBASELL EXECUTIVE SEVERANCE PLAN

(Amended and Restated, Effective as of December 13, 2021)

1.            Purpose. This LyondellBasell Executive Severance Plan (the “Plan”) is intended to assure that Lyondell Chemical Company (the “Company”) and its affiliates will have the continued dedication of specified executives, who are members of a select group of management and highly compensated employees, by providing for certain severance benefit payments to those executives on an involuntary termination of employment or resignation for Good Reason.

2.	Definitions. The terms set forth below have the following meanings:

“Base Salary” means the annualized rate of regular base salary determined as of the last day of the Participant’s employment.

“Cause” means: (i) the Participant’s continued failure (except where due to physical or mental incapacity) to substantially perform his or her duties; (ii) the Participant’s intentional misconduct or gross neglect in the performance of his or her duties; (iii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (iv) the commission by the Participant of an act of fraud or embezzlement against the Company or any affiliate; (v) the Participant’s breach of fiduciary duty; (vi) a Participant’s violation of the Code of Conduct of the LyondellBasell Group; or (vii) the Participant’s willful breach of any material provision of any employment or other written agreement between the Participant and the Company or an affiliate (as determined in good faith by the Committee) that is not remedied within fifteen (15) days after written notice is received from the Company or affiliate specifying such breach. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

“Chief Executive Officer” means the Chief Executive Officer of the LyondellBasell Group.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Talent Development Committee of the Board of LyondellBasell Industries N.V. (the “Board”) or its delegate.

“Company” means Lyondell Chemical Company and any successor entity.

“Disability” means a permanent and total disability as defined in the employer-sponsored long- term disability plan applicable to the Participant.

“Effective Date of First Restatement” means June 1, 2015.

“Employee” means an individual employed by the Company.

“Employer” means the employer of a Participant.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means the occurrence, without the Participant’s express written consent, of:

(i)	a material diminution in the Participant’s duties, responsibilities or authority;

(ii)	any material diminution of the Participant’s Base Salary; or

(iii)             the involuntary relocation of the Participant’s principal place of employment by more than fifty miles from the Participant’s principal place of employment immediately prior to the relocation.

Notwithstanding the foregoing, any assertion by a Participant of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (1) the Participant must provide written notice to the Company of the condition constituting Good Reason within forty-five (45) days of the initial existence of the condition; (2) the condition specified in such notice must remain uncorrected for thirty (30) days after receipt of the such notice by the Company; and (3) the date of the Participant’s termination of employment on account of the condition specified in such notice must occur within ninety (90) days after the initial existence of such condition.

“Key Employee” means a Participant who at any time during the prior calendar year was identified as (i) an officer of the Company with annual compensation greater than $170,000, as adjusted, (ii) a five percent (5%) owner of the Company, or (iii) a one percent (1%) owner of the Company with annual compensation from the Company of more than $150,000, as adjusted, as determined according to the requirements of Code Sections 409A and 416(i) (applied without regard to Code Section 416(i)(5)). For Plan distribution purposes, an Employee identified as a Key Employee during a year ending on the identification date shall be considered a Key Employee for a twelve month period beginning on the following April 1. December 31 of the prior calendar year shall be used as the identification date to identify Key Employees under Code Section 409A.

“LyondellBasell Group” means LyondellBasell Industries N.V. and its affiliates.

“Participant” means an Employee eligible for a Plan benefit under Section 3.

“Participation Agreement” means the form agreement presented to each eligible Employee selected for participation following the Effective Date of First Restatement by the Committee or its delegate prior to his or her entry into this Plan that shall evidence the Employee’s agreement to participate in this Plan and to comply with the terms, conditions, and restrictions within this Plan, including without limitation the confidentiality and covenant provisions of Section 7 of this Plan and of the Participation Agreement.

“Plan” means the LyondellBasell Executive Severance Plan, as amended from time to time.

“Target Annual Bonus” means the Participant’s “Target STI Award” as such term is defined in the LyondellBasell Industries Short-Term Incentive Plan.

3.	Administration and Eligibility.

(a)                Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt rules, regulations and guidelines to carry out this Plan as it deems necessary or appropriate. The Committee, in its discretion, may retain the services of an outside administrator to perform any of its Plan functions or may delegate any of its duties under the Plan to such agents as it may appoint from time to time, provided that the Committee may not delegate its duties where such delegation would violate state or foreign corporate law. Any Committee decision in interpreting and administering this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(b)            Eligibility to Participate. The Committee in its sole discretion shall designate each Employee who is eligible to be a Participant under this Plan; provided, however, that any such Employee so designated as a Participant must also satisfy the following additional requirements in order to remain a Participant entitled to severance benefits pursuant to Section 3(c) below: (i) the Employee must be a full-time salaried U.S.-based Employee holding a position of an executive officer with the title of Chief Executive Officer, Executive Vice President, Senior Vice President, or Vice President as of the date the Employee is selected to participate in the Plan, (ii) the Employee must have accepted the designation as a Participant (as evidenced, for any Employee who is designated as eligible to be a Participant by the Committee on or after the Effective Date of First Restatement, by execution of a Participation Agreement within 30 days of notification of such designation), and (iii) the Employee must not be ineligible to qualify as a Participant due to (A) the Employee having waived coverage under this Plan, (B) the Employee being covered by an employment, severance or separation agreement or other arrangement with an Employer under which he or she is entitled to severance pay or salary continuation upon or after termination of employment, or (C) Employee being covered by an employment, severance, or separation agreement or other arrangement with an Employer which states that he or she is not to receive benefits under this Plan. The Committee may at any time terminate any such designation, and the affected Employee shall not be eligible to receive benefits under the Plan after the effective date of such termination; provided, however, that no such termination shall adversely affect any claims to benefits incurred by the Employee prior to the effective date of the termination. The Chief Executive Officer shall provide written notice of any such termination of eligibility to the affected Employee with a copy sent to the Committee, except that the Committee shall provide written notice of termination of eligibility if the affected Employee is the Chief Executive Officer.

(c)                Eligibility for Severance Benefits. If a Participant’s employment is terminated (i) by the Participant for Good Reason, or (ii) by the Employer for reasons other than (A) Cause or (B) the Participant’s death or Disability, then the Company will provide or cause to be provided to the Participant the rights and benefits described in Section 4. A Participant’s employment shall not be considered terminated for purposes of this Plan merely because of a transfer of employment to another entity within the LyondellBasell Group.

For all purposes under the Plan, a Participant shall be considered to have terminated from employment when the Participant incurs a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i) and applicable guidance issued thereunder.

4.                   Severance Benefits. If a Participant is eligible for severance benefits under Section 3(c), then the Company shall provide or cause to be provided to the Participant the following benefits and rights:

(a)                Salary and Other Payment at Termination. Subject to Section 7 and subject to the Participant’s delivery, within 45 days after his or her termination from employment, and non-revocation of an executed release and waiver described in Section 7(c), the Company shall: (i) pay to the Participant a lump sum cash payment in an amount equal to the sum of (A) the Participant’s Base Salary, (B) the Participant’s Target Annual Bonus amount for the year immediately preceding the year of the Participant’s termination (or, if the Participant did not have a Target Annual Bonus opportunity for such preceding year, the Target Annual Bonus amount for the year of the Participant’s termination), and (C) an amount equal to the cost of 18 months of continuation coverage premiums for medical coverage for the Participant and his or her eligible dependents (to the extent such dependents are covered under the Company’s group health plan immediately prior to the date of termination) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, at the subsidized rates that active employees pay to effectuate similar coverage; (ii) continue to provide subsidized coverage at active employee rates under the Company’s life insurance plan for 18 months following the date of termination, but only to the extent such continued coverage is permissible under such programs and is in compliance with all applicable provisions of the Code; and (iii) provide outplacement assistance through the last day of the second calendar year following the calendar year in which the termination of employment occurred, not to exceed $20,000. A written agreement between the Participant and Company may provide additional or alternative severance benefits than are provided herein. To the extent that a written agreement between the Participant and the Company does provide additional or alternative severance benefits, the Participant shall be subject to all other terms and conditions of this Plan.

(b)              No Duty to Mitigate; Offsets. A Participant’s entitlement to severance benefits under the Plan shall not be governed by any duty to mitigate the Participant’s damages by seeking further employment nor offset by any compensation which the Participant may receive from future employment. However, a Participant’s payment under Section 4(a) shall be reduced by any payment required by law, regulation, custom, contract, agreement or other Company or Employer severance plan related to the Participant’s employment termination, including but not limited to, any salary continuation during any notice period required by law (other than the notice period applicable to a Participant’s termination for Good Reason), except to the extent any such reduction or offset results in a violation of Section 409A of the Code.

(c)                Time of Payments. The cash payment under Section 4(a)(i) shall be paid to a Participant in a single lump sum sixty (60) days after the Participant’s employment termination. Any reimbursements payable under Section 4(a)(iii) shall be paid no later than the end of the third year following the year in which the termination of employment occurred. Notwithstanding the foregoing, if a Participant is a Key Employee, to the extent that any amount payable to the Participant under this Plan would be subject to additional taxes and interest under Code Section 409A if not delayed as provided in Code Section 409A(a)(2)(B)(i), the payment will be paid to the Participant on the earlier of (i) the date that is six (6) month after the date of the Participant’s termination of employment or (ii) the Participant’s death. Such delayed payment will not be adjusted for interest.

5.                   Company Benefit Plans. The specific arrangements referred to in this Plan are not intended (i) to exclude or limit a Participant’s participation in other benefit plans or programs in which the Participant currently participates or may participate including, without limit, retiree benefits, or benefits which are available to executive personnel generally in the same class or category as the Participant or (ii) to preclude or limit other compensation or benefits as may be authorized by the Company from time to time. If not otherwise paid or provided, the Company shall timely pay or provide to the Participants and/or the Participant’s dependents any other amounts or benefits required to be paid or provided or which the Participant or the Participant’s dependents are eligible to receive under this Plan and under any plan, program, policy, practice, contract or agreement of the Company as in effect and applicable generally to executive personnel in the same class or category of a Participant.

6.                Payment Adjustments. The Company may reduce the benefit payable to a Participant under the Plan by the amount of any advances, loans or other monies the Participant owes the Company. If Plan benefits are paid to a person who is not entitled to Plan benefits because of an administrative error or intentional or accidental misstatement or information, it shall be the person’s responsibility and obligation to repay the amount of any payment to the Plan. If the payment is not repaid within thirty (30) days, the Plan may recover the overpayment by withholding up to the amount of payment owed from any future benefits or compensation otherwise payable under any Company plan, including payments from any other Company welfare plan payable to or on behalf of the Participant.

7.	Confidentiality, Covenants, and Cooperation.

(a)                Confidentiality and Covenants. A Participant’s entitlement to Plan benefits shall be further conditioned upon the Participant’s compliance with this Section 7(a), in addition to the provisions of any separate Participation Agreement (including any covenants contained therein) executed by the Participant in accordance with Section 3(b). During the course of the Participant’s employment with the Company and its affiliates, the Participant has obtained or will obtain private or confidential information, trade secrets, and proprietary data relating to the Company and its affiliates that is not readily available to the public (collectively, “Confidential Information”). In exchange for participation in the Plan, the Participant shall not, either directly or indirectly, knowingly or purposely disclose or use Confidential Information acquired during his or her relationship with the Company and its affiliates except in connection with his or her duties or unless compelled to do so by law. Furthermore, the Participant, if compelled by law to disclose Confidential Information, shall, unless prohibited by law, provide the Company prior written notice to permit the Company to seek a protective order or other protective measure. The Participant shall provide notice as soon as reasonably practicable and with all due diligence, recognizing that disclosure of Confidential Information could be harmful to the Company or its affiliates. In the event that a Participant fails to comply with this Section 7(a), such Participant shall repay to the Company any payments received under Section 4(a), and no further benefits shall be payable under the Plan. Notwithstanding the foregoing, nothing herein will prohibit a Participant from: (i) disclosing Confidential Information when compelled to do so by law; (ii) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (iii) making disclosures that are protected under the whistleblower provisions of applicable law.

(b)                Cooperation. A Participant’s entitlement to Plan benefits shall be further conditioned upon the Participant’s compliance with this Section 7(b) and the provisions of any applicable Participation Agreement. For a period of two years following termination, Participants will furnish information and render assistance and cooperation as reasonably requested in connection with any litigation or legal proceedings concerning the Company, any of its affiliates (other than any legal proceedings arising out of or concerning Participant’s employment or Participant’s termination). The Company will pay or reimburse Participants for reasonable expenses in connection with this cooperation. In the event that a Participant fails to comply with this Section 7(b) or the provisions of any applicable Participation Agreement, such Participant shall repay to the Company any payments received under Section 4(a), and no further benefits shall be payable under the Plan.

(c)                Release of Liability. Each Participant, as a further eligibility condition for Plan benefits under Section 4, must execute and deliver to the Company, in a form acceptable to the Company, a separate release and waiver (the “Release”), which, without limiting the generality of the foregoing, shall include a release and discharge of the Company, its affiliates, and its and their directors, board of directors, officers, employees, owners, agents, successors and assigns from any and all suits, causes of action, demands, claims, charges, complaints, liabilities, costs, losses, damages, injuries, bonds, judgments, attorneys’ fees and expenses, in any form whatsoever, in law or in equity, whether known or unknown, whether suspect or unsuspected, arising out of the Participant’s employment with Company or any affiliate through his or her termination. In the event that the Participant breaches any provision of the Release, the Participant shall repay to the Company any payments received under Section 4(a), and no further benefits shall be payable under the Plan.

8.                   Amendment. The Committee may amend, substitute, revoke or terminate the Plan at any time; provided, however, that no amendment, substitution, revocation or termination shall adversely affect claims for Plan benefits incurred prior to the effective date of such action. Notwithstanding the foregoing, if any Plan provision would result in an additional tax under Code Section 409A, that provision may be reformed in accordance with Code Section 409A to avoid the additional tax, and no action taken to comply with Code Section 409A shall be deemed to adversely affect a Participant’s benefits.

9.                   Notices. All notices, requests, demands and other communications required or permitted to be given under this Plan (“notices”) shall be in writing and shall be deemed to have been given if delivered by-hand, given by facsimile or telegram, or mailed via certified or registered U.S. mail, to the party to receive the notice at the party’s address set forth below; provided that either party may change its address for notice by giving the other party written notice of that change.

If to the Company, Attn: Chief Legal Officer:

Lyondell Chemical
Company 1221
McKinney, Suite 700

Houston, TX 77010

or by facsimile at (713) 309-4631

If to a Participant:

Last address on the books of the Employer.

Any notice given under this Plan shall be deemed received (i) when delivered if delivered by hand or mailed and (ii) 24 hours after sending, if sent by electronic mail.

10.              Claims Procedure. If a Participant or his or her authorized representative (“claimant”) makes a written request alleging a right to receive Plan benefits or alleging a right to receive an adjustment in Plan benefits being paid, the Committee shall treat it as a benefit claim. All benefit claims under the Plan shall be sent to the Committee and must be received within thirty (30) days after employment termination. The decision will be made within ninety (90) days after the Committee receives the claim unless the Committee determines additional time due to special circumstances is needed. If the Committee determines that an extension to process a claim is required, the final decision may be deferred up to one hundred eight (180) days after the claim is received, if the claimant is notified in writing of (i) the need for the extension; (ii) the circumstances necessitating the extension of time, and (iii) the anticipated date of a final decision before the end of the initial ninety (90) day period.

If the Committee decides that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing, in terms calculated to be understood by the claimant, of the specific reasons for the denial; the Plan provisions on which the denial is based; a description of additional material of information necessary to perfect the claim; an explanation of why the material or information is needed; and an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action pursuant to Section 502(a) of ERISA following a claim denial on review. In order to exhaust the Plan’s claims procedures following an initial claim denial, a claimant must file an appeal with the Committee in accordance with the paragraph below.

The claimant must file a written request for review with the Committee within sixty (60) days after notice setting forth the grounds for the request and any supporting facts, comments or arguments he or she wishes to make. If a written request for review is not received within this sixty (60) day period, the denial will be final. Upon a timely request for review, the claimant is entitled to a full and fair review of the initial denied claim. The claimant shall have, upon request and free of charge, reasonable access to all relevant documents pertaining to the claim and shall have the opportunity to submit written comments, documents, records, and other information relating to the claim.

The Committee or the persons responsible to conduct the review on the Committee’s behalf shall conduct a full review of the claim and shall take into account all information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial denial. Unless special circumstances require an extension of the review period, the Committee will render its decision no later than the date of its next regularly scheduled meeting unless the request is filed less than thirty (30) days before that meeting. If the request is filed less than thirty (30) days before a regularly scheduled meeting, the Committee will render its decision no later than the date of the second regularly scheduled meeting after it receives the request. However, if special circumstances require an extension of the review period, a final decision shall be rendered no later than the third regularly scheduled meeting after it receives the request for review, if the claimant is notified in writing of the special circumstances and the date of the expected decision, before the time is extended due to special circumstances. Committee decisions shall be in writing and provided no later than five (5) days after the decision is made. The decision shall include specific reasons for the action taken, including the specific Plan provisions on which the decision is based. The claimant shall also be notified of the right to reasonable access, on request, to relevant documents or other information without charge and of his or her right to bring an action under Section 502(a) of ERISA.

If the Committee determines that a claimant is entitled to a benefit hereunder, payment of such benefit will be made to such claimant (or commence, as applicable) as soon as administratively practicable after the date the Committee determines that such claimant is entitled to such benefit, subject to Section 4(c).

Timely completion of the claims procedures described in this Section 10 is a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant. Any such action must be filed no later than one year after the date of the Committee’s denial of the appeal.

11.	Miscellaneous.

(a)                Assignment. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off for any claim, debt or obligation, or subject to execution, attachment, levy or similar process; but a Participant may assign any right, benefit or interest if the assignment is permitted under the terms of any plan or insurance policy, or annuity contract governing that right, benefit or interest.

(b)                Construction. Nothing in this Plan shall be construed to amend any provision of any plan or policy of the Company or any affiliate except as otherwise expressly noted herein. This Plan is not, and shall not, be deemed to create any commitment by the Company or any affiliate to continue a Participant’s employment. The captions of this Plan are not part of the provisions and shall have no force or effect. Whenever the context requires, the masculine gender includes the feminine gender, and words used in the singular or plural will include the other.

(c)                Successors. A Participant’s rights under this Plan are personal to the Participant and shall not be assignable by a Participant other than by will or the laws of descent and distribution without the Company’s prior written consent. This Plan shall inure to the benefit of and be enforceable by a Participant’s legal representatives.

This Plan shall be binding upon and inure to the benefit of the Company and any successor organization or organizations which shall succeed to substantially all of the Company’s business and/or assets (whether directly or indirectly by merger, consolidation, acquisition of substantially all the Company’s assets or otherwise, including by operation of law).

(d)                Taxes. Any payment or delivery required under this Plan shall be subject to all legal requirements regarding tax withholding, filing, reporting and other obligations.

(e)                Governing Law. TO THE EXTENT THIS PLAN IS NOT GOVERNED BY FEDERAL LAW, THIS PLAN SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES.

(f)                 Clawback. To the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities Exchange Commission rule or any applicable securities exchange listing standards, (ii) any policy that may be adopted by the Board, or (iii) the provisions of any Participation Agreement executed by a Participant, amounts and benefits paid, payable, provided, or to be provided pursuant to the Plan shall be subject to clawback to the extent necessary to comply with such law(s), policy, and/or Participation Agreement, which clawback may include forfeiture and/or recoupment of such amounts or benefits.

(g)                Severability. In case any provision of the Plan is held to be illegal, invalid, or unenforceable for any reason, such illegal, invalid, or unenforceable provision will not affect the remaining provisions of the Plan, but the Plan will be construed and enforced as if such illegal, invalid, or unenforceable provision had not been included therein.

FORM OF

LYONDELLBASELL EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT

This Executive Severance Plan Participation Agreement (the “Participation Agreement”) is entered into effective as of __________________________, 20__ (the “Participation Date”), by and between Lyondell Chemical Company (the “Company”) and you (the “Participant”), pursuant to the LyondellBasell Executive Severance Plan (the “Plan” or “LYB Executive Severance Plan”). The Participant agrees that the terms and conditions of this Agreement and the Plan will govern the Participant’s rights with respect to the severance benefits provided under the Plan (the “Severance Benefits”), notwithstanding any contrary provision in any employment agreement or other severance plan. The Participant and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Participation Agreement. Except as defined in this Participation Agreement (including Exhibit A attached hereto), capitalized terms have the same meanings ascribed to them in the Plan.

The Participant and the Company have entered into this Participation Agreement and have agreed to the terms and conditions included in Exhibit A as an express incentive for the Participant and the Company to enter into the Participation Agreement and in consideration for the Company or any of its affiliates providing (i) the consideration set forth in the Participation Agreement and (ii) Confidential Information to the Participant, to further protect the trade secrets and Confidential Information disclosed or entrusted to the Participant, to protect the business goodwill of the Company and its affiliates, to protect the business opportunities disclosed or entrusted to the Participant, and to protect the other legitimate business interests of the Company and its affiliates. In executing this Participation Agreement, the Participant expressly acknowledges and agrees that (a) the Participation Agreement aligns the Participant’s interests with the Company’s and its affiliates’ long-term business interests and creates a further incentive for the Participant to build the Company’s and its affiliates’ goodwill, and (b) the provisions contained in Exhibit A are reasonably related to the Company’s and its affiliates’ legitimate interests in protecting their goodwill. [Include the following for new employees: The Participant understands that the Company has hereby promised to provide to the Participant Confidential Information during the Participant’s employment with the Company.] [Include the following for promoted employees: The Participant understands that the Company has hereby promised to provide to the Participant new Confidential Information following the Participant’s promotion to the position of _________________.] [Include the following for employees without promotion: The Participant understands that the Company has hereby promised to provide to the Participant new Confidential Information following the Participant’s designation of eligibility under the Plan and Participant’s acceptance of this Agreement.]

The Participant and the Company also expressly agree that any long-term incentive awards that may hereafter be granted to the Participant pursuant to the LyondellBasell Industries (“LYB”) Long-Term Incentive Plan (the “LTIP”) similarly aligns the Participant’s interests with LYB’s and the Company’s long-term business interests and creates a further incentive for the Participant to build the Company’s and LYB’s goodwill, and that the provisions contained in Exhibit A and Section 2 of this Agreement as they relate to such LTIP awards are reasonably related to the Company’s and LYB’s legitimate interest in protecting its goodwill. Accordingly, Section 2 of this Agreement (regarding recovery of payments) also applies to any awards made to the Participant under the LTIP to the extent such awards (1) are granted after the Participant signs this Participation Agreement and (2) vest or become exercisable on account of termination of employment for any reason other than the Participant’s death or disability.

The terms and conditions of this Participation Agreement as offered herein must be accepted by the Participant prior to _____________________, 20____. Failure to timely accept the terms by such time will result in immediate and irrevocable cancellation of the participation offered.

1.          Participation. In accordance with, and subject to, the terms and conditions of the Plan, the Company hereby allows the Participant to participate in the LYB Executive Severance Plan.

2.          Covenants; Recovery of Payments. If the Committee determines that the Participant has committed a breach of any of the Covenants set forth in Exhibit A, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of the Severance Benefits or LTIP payments, or both, subject to this Participation Agreement, as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged breach or the second anniversary of the Participant’s date of termination.

3.        Interpretation and Construction.     This Participation Agreement and the Plan shall be interpreted and construed to the fullest extent possible consistent with the LTIP and any applicable grant letter or award agreement thereunder. In the event of a conflict between the terms of any such document and this Participation Agreement, this Participation Agreement shall control. For the avoidance of doubt, LTIP awards are subject to the terms of this Participation Agreement only to the extent they (a) are granted after the Participant signs this Participation Agreement and (b) vest or become exercisable on account of termination of employment for any reason other than the Participant’s death or disability. Incentive compensation awards issued by the Company or LYB pursuant to the LTIP or any other incentive program or arrangement shall remain subject to other provisions of such other award agreements and incentive arrangements, which shall not be affected by this Participation Agreement.

4.        This Participation Agreement is governed by Texas law, without giving effect to its conflicts of law principles. The Participant consents to the jurisdiction of the Harris County District State Court in Houston, Texas, although the Company may choose to seek enforcement of the Covenants in any jurisdiction where the Participant may be found.

[SIGNATURE PAGE TO FOLLOW]

LYONDELL CHEMICAL COMPANY

By:	Date:

[Insert Name and Title]

PARTICIPANT

Date:

[Insert Name]

EXHIBIT A

TO LYONDELLBASELL EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT

1.	As used in this Exhibit A, the following terms have the meanings set out below:

“Business” means the business in which the Company and its affiliates are engaged and for which the Participant has direct or indirect responsibilities during the term of Participant’s employment with the Company or any affiliate.

“Competitor” means any business or enterprise engaged in the Business.

“Confidential Information” means any trade secret, proprietary or confidential information of the Company or its affiliates.

“Restricted Area” means those locations for which the Participant had responsibility, at any time during the twelve (12) months prior to termination of Participant’s employment with the Company, and including any geographical area in which the Company (a) conducts any portion of its Business and for which Participant had responsibility, or (b) has plans to conduct any portion of its Business, where those plans are known to the Participant.

2.           Subject to the exceptions set forth in this Exhibit A, the Participant agrees and expressly promises that the Participant shall not, during the Participant’s employment with the Company or its affiliates and for a period of one (1) year after the Participant’s termination of employment with the Company and all affiliates (the “Prohibited Period”), regardless of the reason for such termination, directly or indirectly, anywhere in the Restricted Area:

(a)                carry on or engage in the Business in competition with the Company, or

(b)                render services to, or be affiliated with, a Competitor.

3.       Nothing herein shall prevent the Participant during the Prohibited Period from rendering professional services to a Competitor (but not as an employee of a Competitor) or being affiliated with a diversified entity, so long as the Participant’s affiliation with that Competitor or entity, as applicable, does not:

(a)                cause the Participant to use or disclose any Confidential Information, and

(b)                involve the Participant having direct or indirect responsibilities with respect to any aspect of the entity’s business that engages in the Business.

4.       The Participant agrees and expressly promises that, during the Prohibited Period, the Participant shall not directly or indirectly:

(a) recruit, solicit or induce any employee, consultant, or independent contractor of the Company or any of its affiliates to terminate or lessen such person’s employment or other relationship with the Company or any affiliate, or

(b)                directly or indirectly solicit any then-current customer or business partner of the Company or any affiliate to terminate, alter, or modify its relationship with the Company or any affiliate.

5.       Notwithstanding the restrictions in this Exhibit A, nothing herein prohibits:

(a)                the Participant from making general advertisements for employment or engagement, so long as such advertisements are not specifically targeted at any employees, consultants, or independent contractors of the Company or any affiliate, or

(b)                any other person or entity from hiring, inducing, or attempting to induce, solicit, or encourage any employee or other service provider of the Company or any of its affiliates to leave their employ or service, provided that the Participant does not directly or indirectly participate in or direct the prohibited activity and provided further that this clause (b) of paragraph 5 shall not apply with respect to the solicitation of any employee of the Company who is at that time an executive officer of the Company or an employee of the Company directly reporting to any such executive officer.

6.       The Participant agrees that during the Prohibited Period, and at all times thereafter, the Participant will not, in public or in private and whether orally or in writing, make (or encourage any other third party to make) any disparaging or defamatory comments regarding (or otherwise place in a false light or criticize) the Company or any affiliate, or any of the Company’s or its affiliates’ business, products, policies, decisions, or current or former directors, officers, members, partners, or employees in any respect or make any comments concerning any aspect of the Participant’s relationship with the Company or any affiliate or any conduct or events which precipitated any termination of the Participant’s employment with or service to the Company or any affiliate. However, the Participant’s obligations under this Section 6 shall not prohibit the Participant from making a good faith report of possible violations of applicable law to any governmental agency or entity, from making disclosures that are protected under the whistleblower provisions of applicable law, or from making any other truthful disclosures required by applicable law, regulation, or order of a court or governmental agency.

7.       The Participant acknowledges and agrees that: (a) the purpose of the covenants set forth in this Exhibit A (the “Covenants”) is to protect the goodwill, trade secrets and other Confidential Information of the Company and its affiliates; (b) because of the nature of the business in which the Company and its affiliates is engaged and because of the nature of the Confidential Information to which the Participant has or will have access, it would be impractical and excessively difficult to determine the actual damages of the Company and its affiliates in the event the Participant breached any such covenants; and (c) remedies at law (such as monetary damages) for any breach of the Participant’s obligations under the Covenants would be inadequate. The Participant therefore agrees and consents that if the Participant commits any breach of a Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

The parties expressly represent that the Covenants are reasonable in all respects and are necessary to protect the legitimate business interests of the Company and its affiliates. The parties further acknowledge and agree that the Company and its affiliates conduct the Business on a worldwide basis and the Participant will have Confidential Information regarding the business conducted by the Company and its affiliates in each location where it is conducted and the Participant will be materially associated with the Company’s and its affiliates’ goodwill. The Participant expressly acknowledges and agrees that any violation of the Covenants would inevitably cause the Participant to disclose Confidential Information of the Company and its affiliates.

If any portion of the Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in this Exhibit A are found by a court or an arbitrator to be unreasonable, the Participant and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.